Exhibit 1A-15.5

1810 Chapel Avenue West Cherry Hill, NJ 08002 (856) 661-1900 Fax: (856) 661-1919 www.flastergreenberg.com
ATTORNEYS AT LAW • A PROFESSIONAL CORPORATION

Markley S. Roderick, Esquire

Admitted in New Jersey & Pennsylvania

Direct Dial: (856) 661-2265

Email: mark.roderick@flastergreenberg.com

March 18, 2019

Filed Via EDGAR with Copy by Email

Pam Long, Office of Financial Services

Division of Corporate Finance

Securities and Exchange Commission

Washington, D.C. 20549

LongP@sec.gov

RE:	AF 2018 NPL A LLC (the “Company”)

Draft Offering Statement on Form 1-A

File No. 024-10947

Dear Ms. Long:

This is in response to a letter dated March 18, 2019 with respect to the issuer above from the Division of Corporation Finance, Office of Financial Services, a copy of which is enclosed (for reasons that will become clear below, I will refer to this letter as the “Third Comment Letter”). The letter was not signed. However, because the letter instructed the Company to contact you with any questions, we are forwarding our response to your attention.

It appears that the government shutdown might have created some confusion around this issuer and its Form 1-A filing. This is the chronology of events:

11/29/2018	The Company’s Form 1-A was filed with the SEC under Rule 252(d).
12/21/2018	We received a comment letter from the Division of Corporation Finance (the “First Comment Letter”).
02/13/2019	An amended Form 1-A was filed in response to the First Comment Letter, on a public (non-confidential basis). The amended Form 1-A was accompanied by a letter to the SEC dated 02/11/2019 as well as various Exhibits. The amended Form 1-A, the letter, and the various Exhibits were filed via EDGAR and, in addition, sent to you via email.
02/15/2019	We received a comment letter from the Division of Corporation Finance (the “Second Comment Letter”). The Second Comment Letter didn’t reference the First Comment Letter or the amended Form 1-A filed on 02/13/2019.
03/06/2019	An amended Form 1-A was filed in response to the Second Comment Letter, on a public (non-confidential basis). The amended Form 1-A was accompanied by a letter to the SEC dated 03/05/2019 as well as various Exhibits. The amended Form 1-A, the letter, and the various Exhibits were filed via EDGAR and, in addition, sent to you via email.
03/18/2019	We received your most recent comment letter, i.e., the Third Comment Letter.

The sole comment in the Third Comment Letter is as follows:

Please file all non-public correspondence submitted by or on behalf of you related to your draft offering statement pursuant to Item 15(a) of Part III of Form 1-A. Submission of an amendment with such correspondence filed as an exhibit will begin the running of the 21-day pre-qualification period. Refer to Rule 252(d) of Regulation A and Securities Act Compliance and Disclosure Interpretation 182.01 for guidance.

This is confusing because, as noted above, we have filed via Edgar, and sent to you directly via email, copies of all correspondence, including our letters to you dated 02/11/2019 and 03/05/2019. In fact, we have copies of the SEC acceptance of both our letters, with accession numbers. The accession number for our letter of 02/11/2019 is 0001213900-19-002307 and the accession number for our letter of 03/05/2019 is 0001213900-19-003639.

Please let me know if this clears up your question. If not, I suggest we have a brief phone call.

Thank you again for your attention.

Very truly yours,

/s/ Markley S. Roderick
Markley S. Roderick

Enclosures

cc:	Mr. Paul Birkett (with enclosures)

Mr. Michael Zimmerman (with enclosures)